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               FIRST CAPITAL, INC. REPORTS FIRST QUARTER EARNINGS

Corydon, Indiana--(BUSINESS WIRE)--April 26, 2007. First Capital, Inc. (NASDAQ:
FCAP - news), the holding company for First Harrison Bank (the "Bank"), today reported net income of $749,000 or $0.26 per diluted share for the quarter ended March 31, 2007, compared to $934,000 or $0.33 per diluted share for the quarter ended March 31, 2006.

The decrease in earnings is due to an increase in noninterest expense and a decrease in net interest income after provision for loan losses partially offset by an increase in noninterest income.

Net interest income after provision for loan losses decreased $164,000 for the quarter ended March 31, 2007 as compared to the prior year. Interest income increased $473,000 when comparing the periods as the average tax-equivalent yield of interest-earning assets increased from 6.23% in the three-month period ended March 31, 2006 to 6.48% during the same period in 2007. Interest expense increased $582,000 when comparing the periods as the average cost of interest-bearing liabilities increased from 3.18% to 3.74%. The provision for loan losses increased from $170,000 for the quarter ended March 31, 2006 to $225,000 for the same period in 2007.

Noninterest income increased $66,000 for the three months ended March 31, 2007 as compared to the same period in 2006. Gains on mortgage loan sales increased $97,000 when comparing the two periods while commission income decreased $38,000. The decrease in commission income is primarily due to the Bank selling its property and casualty insurance business in December 2006.

Noninterest expenses increased $208,000 during the three months ended March 31, 2007 as compared to the three months ended March 31, 2006. Compensation and benefits increased $125,000 when comparing the two periods primarily due to normal increases in salaries and benefits. Other operating expenses increased $64,000 when comparing the two periods due primarily to expenses related to the maintenance and sale of foreclosed real estate properties.

Total assets as of March 31, 2007 were $450.5 million compared to $457.1 million at December 31, 2006. The primary factor behind the decline in assets was a $5.3 million decrease in gross loans receivable due to net loan repayments. These funds were used primarily to pay down Federal Home Loan Bank debt by $3.0 million and retail repurchase agreements by $2.9 million.

First Harrison Bank currently has eleven offices in the Indiana communities of Corydon, Georgetown, Greenville, Floyds Knobs, Hardinsburg, Palmyra, New Albany, New Salisbury and Jeffersonville. The Bank also has received regulatory approval to open a new office in Salem, Indiana, and construction is expected to begin in the second quarter of 2007. Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.firstharrison.com. First Harrison Financial Services, a division of the Bank, offers non-FDIC insured investments to compliment the Bank's offering of traditional banking products and services.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

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

                       FIRST CAPITAL, INC. AND SUBSIDIARY
                  Consolidated Financial Highlights (Unaudited)

                                                                   THREE MONTHS ENDED
                                                                        MARCH 31,
OPERATING DATA                                                    2007             2006
                                                                  ----             ----
 (Dollars in thousands, except per share data)
Total interest income                                        $    6,764        $    6,291
Total interest expense                                            3,445             2,863
                                                             ----------------------------
Net interest income                                               3,319             3,428
Provision for loan losses                                           225               170
                                                             ----------------------------
Net interest income after provision for loan losses               3,094             3,258
Total non-interest income                                           803               737
Total non-interest expense                                        2,791             2,583
                                                             ----------------------------
Income before income taxes                                        1,106             1,412
Income tax expense                                                  357               478
                                                             ----------------------------
Net income                                                          749               934
                                                             ============================
Net income per common share, basic                           $     0.27        $     0.33
Weighted average common shares outstanding - basic            2,823,487         2,820,781
Net income per common share, diluted                         $     0.26        $     0.33
                                                             ============================
Weighted average common shares outstanding - diluted          2,848,301         2,844,985


OTHER FINANCIAL DATA

Cash dividends per share                                     $     0.17        $     0.17
Return on average assets (annualized)                              0.67%             0.85%
Return on average equity (annualized)                              6.75%             8.83%
Net interest margin                                                3.23%             3.44%
Net overhead expense as a percentage
 of average assets (annualized)                                    2.49%             2.36%



                                                               MARCH 31,       DECEMBER 31,
BALANCE SHEET INFORMATION                                        2007             2006
                                                                 ----             ----
   (Dollars in thousands)

Cash and cash equivalents                                    $  21,196        $    24,468
Investment securities                                           75,704             72,480
Gross loans receivable                                         330,628            335,895
Allowance for loan losses                                        2,469              2,320
Earning assets                                                 421,924            422,347
Total assets                                                   450,515            457,105
Deposits                                                       330,023            331,143
FHLB debt                                                       56,436             59,461
Repurchase agreements                                           16,337             19,228
Stockholders' equity                                            44,415             44,089
Non-performing assets:
    Nonaccrual loans                                             3,128              3,245
    Foreclosed real estate                                         695                941

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Contact:

First Capital, Inc.
Chris Frederick, CFO
812-734-3464
cfrederick@firstharrison.com